Exhibit 99.1

Tiger Parent Holdings, L.P. (“Tiger Holdings”) holds securities of the Issuer. Tiger Parent Holdings GP, LLC (“Tiger GP”) serves as the general partner of Tiger Holdings. AP IX Tiger Holdings, L.P. (“AP IX Tiger”) is the sole member of Tiger GP. AP IX Tiger Holdings GP, LLC (“AP IX Tiger GP”) is the general partner of AP IX Tiger. Apollo Management IX, L.P. (“Management IX”) is the non-member manager of AP IX Tiger GP. The general partner of Management IX is AIF IX Management, LLC (“AIF IX LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF IX LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Joshua Harris, Scott Kleinman, Marc Rowan and James Zelter are the managers, as well as executive officers, of Management Holdings GP.

Each of the entities listed above, other than Tiger Holdings, and each of Messrs. Harris, Kleinman, Rowan and Zelter, disclaims beneficial ownership of any shares of the Company’s common stock owned of record by Tiger Holdings, except to the extent of any pecuniary interest therein, and the filing of this Form 3 shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.